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              Central European Distribution Completes Two Strategic
          Acquisitions, Nearly Doubling Existing Revenues and Earnings

Sarasota, Florida--(PRNewswire)--April 25, 2002--Central European Distribution Corporation (Nasdaq:CEDC - news) today announced that it has completed its previously announced acquisitions of Agis located in central Poland and Damianex located in southwestern Poland, two strong regional distributors of alcoholic beverages.

     CEDC acquired all of the outstanding securities of both companies for approximately $11.75 million in cash and 334,000 shares of CEDC common stock. The audited combined 2001 net earnings and net revenues for Agis and Damianex were $2.8 million and $154 million respectively. These acquisitions were funded from a combination of cash from CEDC's recent private placement, bank debt denominated in U.S. Dollars and shares in CEDC.

     William Carey, President and CEO, said: "We are excited that we will be adding Agis and Damianex to the CEDC group. These acquisitions bring us a number of benefits including:

     . We will be doubling our existing net revenues and our net earnings on an annualized basis.

     . Our ability to acquire these two companies for approximately 5.7 times earnings is based on our strong balance sheet and our position as the only consolidator in the alcohol distribution market.

     . We expect these acquisitions to be accretive to earnings per share by approximately $0.25 to $0.30 in the year 2002 after factoring in the increased shares from the recent private placement.

     .    Gaining distribution coverage in new strategically important areas."

     CEDC is the leading importer of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates approximately 30 regional distribution centers in major urban areas throughout Poland, one of Europe's fastest growing economies. It distributes many of the world's leading brands, including Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck's Pilsner, Foster's, Budweiser Budvar and Guinness Stout beers.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that are detailed from time to time in the Company's Security and Exchange Commission Reports.

For more information, please contact:
James Archbold
Director of Investor Relations
(941) 330-1558
www.ced-c.com
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